EXHIBIT 99.1

Sabra Health Care REIT Announces First Acquisition

IRVINE, CA, March 31, 2011 – Sabra Health Care REIT Inc. (NASDAQ: SBRA) announced today that on March 30, 2011, it entered into an agreement to purchase the Texas Regional Medical Center of Sunnyvale, a 70-bed acute care hospital located outside of Dallas, Texas. The facility opened to the public in September 2009 and is leased pursuant to a long term, triple net lease to Texas Regional Medical Center Ltd, a partnership which includes approximately 75 physicians who practice at the hospital.

The purchase price of $62.7 million will be funded from Sabra’s available cash and is expected to provide an initial yield of 9.25% from cash rent.

“The Texas Regional Medical Center at Sunnyvale is a state of the art facility. The premier physicians in the community are associated with the hospital and the management team is first class. We are pleased that this acquisition serves as the first step toward diversifying away from our primary tenant as well as broadening our asset class base,” stated Rick Matros, Chairman and CEO.

The purchase agreement is subject to customary conditions, including the satisfactory completion by Sabra of its due diligence. Sabra expects that the transaction will close during the second calendar quarter of 2011.

ABOUT SABRA

Sabra Health Care REIT, Inc. (NASDAQ: SBRA), a Maryland Corporation, is a self-administered, self-managed real estate investment trust that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States. As of December 31, 2010, Sabra’s portfolio consisted of 67 skilled nursing facilities, ten combined skilled nursing, assisted living and independent living facilities, five assisted living facilities, two mental health facilities, one independent living facility and one continuing care retirement community with a total of 9,603 licensed beds in 19 states.

FORWARD-LOOKING STATEMENTS SAFE HARBOR

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Forward-looking statements in this release include the Company’s expectation that the closing of the hospital acquisition with occur during the second calendar quarter of 2011 and the Company’s expectations regarding the terms of the lease it expects to assume in connection with the closing of the acquisition.

These statements are made as of the date hereof and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the ability of the parties to the purchase agreement to satisfy each of the conditions to closing in the purchase agreement and other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission (the “SEC”), especially the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact:

Investor & Media Inquiries: (949) 679-0410

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